VISION EXPLORATION, L.L.C.

Exhibit 10xiv

May 30, 2006

Mr. Bob Martin, President
Daybreak Oil and Gas, Inc.
601 W. Main Avenue, Suite 1017
Spokane, Washington 99201

Re: Vision's Prospect
Avoyelles and Evangeline Parishes, Louisiana
Letter of Intent & Terms of Trade

Dear Bob,

Pursuant to your review of all of the prospect documents and materials provided by Vision Exploration LLC ("**Vision**") pertaining to Vision's Prospect (hereinafter referred to as "**the Prospect**"), located in Avoyelles and Evangeline Parishes, Louisiana, Daybreak Oil and Gas, Inc. ("**Daybreak**") has expressed its intent to participate in the Prospect, subject to the execution of a mutually acceptable Exploration Agreement ("**EA**") and Joint Operating Agreement ("**JOA**"), and acquire working interest in the Prospect under the general terms and conditions set forth in this Letter of Intent ("**LOI**") and the Prospect Terms of Trade, which is attached hereto as Exhibit "A" and made a part hereof.

Prior to the execution of the definitive agreements contemplated hereunder, either Daybreak or Vision may terminate negotiations for any reason or for no reason without liability or obligation to the other party, and each party shall bear its own costs incurred in connection therewith. Should either party be unable to successfully negotiate and execute mutually acceptable Agreements on or before June 30, 2006 this LOI and Daybreak's right to participate in the Prospect shall terminate.

The intent of Vision is to cause a three-dimensional ("3D") survey to be acquired across the Prospect as soon as practicable after all marketed working interest in the Prospect has been sold to third parties, and the timely commencement of the acquisition of said 3D survey shall be required with non-performance as defined in the EA leading to the penalty of forfeiture of all of the non-performing third-party's right, title and interest in the Prospect. In addition, Vision intends that all Prospect participants (including Vision's successors or assigns) shall have the right but not the obligation to acquire any unleased mineral leasehold within the Area of Mutual Interest ("AMI") that other parties to the EA and JOA may decline to acquire pursuant to the provisions of those controlling documents. Finally, Vision shall require in the EA and/or JOA that Vision and its successors or assigns shall each be provided with a copy of all of the 3D survey data, including field data and all processed iterations. The purpose of this paragraph is to specifically cite stipulations and conditions that may not have been stated in the Prospect Terms of Trade but will nonetheless be required under the terms and conditions of the EA and JOA for the Prospect in addition to those terms and conditions set forth in the Prospect Terms of Trade.

By Daybreak's execution of this LOI, you indicate Daybreak's willingness to incorporate these stipulations and conditions, in mutually-agreeable form, into the Prospect EA and JOA.

If the general terms set forth hereinabove in this LOI and in the attached Prospect Terms of Trade are acceptable to Daybreak, please indicate your acceptance in the space provided below and return one (1) executed copy to my attention via mail. I would also request that you immediately fax this executed signature page of this LOI to Vision's fax number at 601-605-4996. Upon receipt, Vision shall commence the preparation of the EA and JOA for the Prospect and shall transmit same to you for your review and consideration upon completion of the drafts for those agreements. The Upfront Cost payment of **$1,500 per percentage point acquired** shall be due and payable upon execution of the EA and the JOA.

Thank you for your interest in the Prospect and we look forward to working with you on this exciting project.

Very truly yours,

St S. Walle

Steven S. Walkinshaw
President
Vision Exploration LLC

Attachment: Exhibit "A" – Terms of Trade Including AMI Plat (on Page Four)

I (WE) HEREBY UNDERSTAND AND ACCEPT THE TERMS AND CONDITIONS SET FORTH IN THIS LETTER OF INTENT AND THE ATTACHED TERMS OF TRADE FOR THE EOLA PROSPECT.

DESIRED LEVEL OF WORKING INTEREST PARTICIPATION: 25 **%**

BY:

DAYBREAK OIL & GAS, INC.

(Signed) Thomas C. Kilbourne **Date** June 13 **, 2006**

(Print) Thomas C. Kilbourne

Title Treasurer

Fax to 601-605-4996

EXHIBIT "A"

Prospect

Terms of Trade

Vision Exploration LLC (**"Vision"**) represents a working interest group that has assembled leases, subsurface and 2D seismic data at the Prospect, located in Avoyelles and Evangeline Parishes, Louisiana. Vision has been authorized by said group to sell 100% working interest participation to interested third parties under the terms and conditions set forth below. To summarize the "upfront" terms of the offering, interested third parties are offered the opportunity to participate, on a promoted basis, in the acquisition of a 36 square mile (or larger) 3D seismic survey that will adequately image the entirety of the structure. The Area of Mutual Interest (**"AMI"**) Plat for the Prospect is shown on the following page. Vision is also seeking, on behalf of itself and its partners, to reserve a small ORRI and APPO back-in under any leases acquired within or contiguous to the AMI. Vision is thus offering working interest in the Prospect for sale under the following terms and conditions (8/8th's numbers):

1. Upfront Cost (existing leases, 2D acquisition/reprocessing, G&G):	**$150,000**
2. 3D Seismic Acquisition/Processing (ground floor basis - estimate):	**$3,000,000**
3. **Total Upfront Cost (8/8th's Good Faith Estimate):**	**$3,150,000**
4. Upfront Cost on a **percentage point basis** ("per point – 1%"):	**$31,500**
5. Reserved Overriding Royalty Interest ("**ORRI**"): Vision shall reserve a 2% of the 8/8th's royalty interest ORRI on all leases acquired within or contiguous to the final Prospect AMI.	**2% ORRI**
6. Reserved Working Interest: Vision shall reserve a working interest back-in equal to a 5% of the 8/8th's working interest on an After Project Payout (**"APPO"**) basis. APPO shall be further defined at closing. If you have any questions or comments, please call Joe Gianola at (601) 607-3227, or e-mail him at joseph@visionexploration.com.	
7. **On or before June 30, 2006,** Participants shall become signatory parties to an Exploration Agreement and Joint Operating Agreement that shall set forth an Area of Mutual Interest (**"AMI"**) for the Prospect (shown on Page Four of this four-page LOI / TOT document) and commit to the acquisition of a 36-square 3D survey over the Prospect area. Note - the AMI shown on Page Four of this LOI / TOT is preliminary; the eventual boundaries of the AMI shall be the final perimeter of the acquired 3D survey.	
8. This Terms of Trade document is intended to present the **general** terms associated with the sale of working interest in the Prospect and **shall be superseded and replaced** by the Exploration Agreement and the Operating Agreement for the Prospect.	
9. This offer is **subject to prior sale** and may be withdrawn at any time by Vision.	